UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2003

ICG COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-1-11965 (Commission File Number)	84-1342022 (IRS Employer Identification No.)

161 Inverness Drive West, Englewood, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code: (888) 424-1144 or (303) 414-5000

Item 5. Other Events and Regulation FD Disclosure
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
Item 12. Results of Operations and Financial Condition
SIGNATURES
EXHIBIT INDEX
EX-99.1 Settlement Agreement
EX-99.2 Press Release

Item 5. Other Events and Regulation FD Disclosure

On September 30, 2003, ICG Communications, Inc. (“ICG” or the “Company”) and Qwest Services Corporation (“Qwest”) executed an agreement whereby Qwest agreed to pay ICG approximately $107 million in cash, which represents consideration for data services provided to Qwest under four separate agreements (the “Dial-Up Services”) after June 30, 2003, and to permit early termination of those agreements. A copy of this agreement is filed herewith as Exhibit 99.1 and incorporated herein by reference. The summary of the agreement under this Item 5 is qualified in its entirety by reference to the full text of the agreement.

ICG will utilize approximately $83 million of such proceeds to pay in full its existing Secured Notes and Senior Subordinated Term Loan (referred to collectively herein as the “Secured Debt”). ICG intends to use the remaining proceeds for working capital and to support ICG’s continued investment in its Corporate Services product offering.

For the six months ended June 30, 2003, ICG generated total revenue of $197.8 million, of which $103.6 million was derived from its Dial-Up product offerings. Approximately $49 million of this revenue was generated from Qwest Dial-Up Services. Although the Company does not generally allocate its costs to specific products or customers due to the nature of the network architecture, it is management’s estimate that the variable gross margin, which represents revenue less incremental direct operating costs, generated from the Qwest Dial-Up Services ranged from between 70% and 80%.

As a result of the Secured Debt repayment, the Company’s future interest expense will decrease accordingly. Interest expense on the Secured Debt for the six months ended June 30, 2003, totaled $4.0 million. In addition, under the terms of the Secured Debt, the Company is required to adhere to a number of affirmative, negative and financial covenants. Included among the covenants is the requirement that the Company maintain cash balances on deposit in collateral accounts equal to 75% of the outstanding balance of the Secured Notes until October 10, 2003, and an amount equal to 50% of the outstanding balance of the Secured Notes throughout the remainder of the term of the Secured Debt. As a result of the retirement of the Secured Debt, the Company will no longer be subject to these covenants. Consequently the Company’s financial and operational flexibility is expected to improve. Further, the restrictions under the Secured Debt on the Company’s cash collateral, which was approximately $44.1 million as of June 30, 2003, will be fully released and this cash will be available to ICG for general operational purposes.

After considering the proceeds from the termination of the Qwest Dial-Up Services and the repayment of the Secured Debt (collectively, the “Transactions”), the following table sets forth a pro forma analysis as of June 30, 2003:

	As of June 30, 2003

	As Reported	Pro Forma*

	(in millions)
Cash Balances:
Unrestricted cash	$24.9	$92.7
Restricted cash	50.5	6.4

Total cash	$75.4	$99.1

Condensed Capital Structure:
Debt, net of discount of $4.3 million at June 30, 2003 **	$102.9	$23.9
Capital Lease Obligations	80.7	80.7

Total debt and capital lease obligations	183.6	104.6

Equity	80.9	181.0

Total Debt and Equity	$264.5	$285.6

Debt and Capital Lease Maturities:
Due Through June 30, 2007	$110.2	$26.9
Due After June 30, 2007	77.7	77.7

Total debt and capital lease maturities	$187.9	$104.6

Notes:
*	Assumes an effective date of the Transactions as of close of business June 30, 2003.

**	Cash requirement to pay off Secured Debt totals approximately $83 million; reduction to Pro Forma Balance Sheet Debt amount equals approximately $79 million, however, as Senior Subordinated Term Loan is recorded to the balance sheet net of approximately $4.3 million debt discount

The Qwest settlement will have a significant short term impact on the Company’s revenues, operating results and cash flows for future periods. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, management is assessing whether an impairment charge to property and equipment balances may be required. Management anticipates that the reduction in revenue from Qwest in future periods will be offset in part by growth in revenues from other services and customers. Additionally, in an effort to enhance liquidity, management is evaluating numerous alternatives to reduce operating costs and capital expenditures.

It is uncertain, however, as to when the Company will be able to fully offset the loss of the Qwest Dial-Up Service revenue. In the event that the Company is unable to sufficiently increase cash flows and reduce expenses, it is likely the Company would need to raise additional capital to fund ongoing operations. While there can be no assurance that additional financing, if required, will be available to the Company on acceptable terms, or at all, management anticipates that the Company’s reduced debt burden and unencumbered asset base will better enable the Company to raise needed capital. Such financing is contingent upon market conditions and the Company’s results of operations, and is therefore not assured. If additional financing should be required but is not available, ICG’s business, results of operations and financial condition would be adversely affected in a material manner.

Finally, on October 1, 2003, the Company announced that Randall Curran, the Company’s Chairman of the Board of Directors and Chief Executive Officer, will be leaving the Company. Details of Mr. Curran’s departure are set forth in the press release which has been filed as Exhibit 99.2 of this Report.

Forward Looking Statements Warning

This current report on Form 8-K contains projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed with the SEC by the Company, specifically the most recent reports on Form 10-Q and Form 10-K which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: customer concentration and the Company’s ability to retain its major customers on profitable terms; the Company’s ability to collect reciprocal compensation; the Company’s ability to successfully maintain commercial relationships with its critical suppliers; the Company’s ability to manage expansion of its service offerings and its network and infrastructure; changes in, or the Company’s inability to comply with, existing government regulations; the performance of the Company’s network; the rapid change of technology within the telecommunications industry; the Company’s ability to access capital markets in a timely manner, at reasonable costs and on satisfactory terms and conditions; the Company is largely controlled by two parties; potential for business combinations; and general economic conditions and the related impact on demand for the Company’s services.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Not applicable

(b)  Not applicable

(c)  Exhibits.

99.1	Settlement Agreement between Qwest and ICG

99.2	Press Release dated September 30, 2003

Item 12. Results of Operations and Financial Condition

On October 1, 2003, the Company issued a press release relating to the termination of the Qwest service agreements described in response to Item 5 of this current report on Form 8-K. The press release, which is filed herewith as Exhibit 99.2, together with the information disclosed in response to Item 5 of this current report, is incorporated herein by reference as if set forth in full.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2003	ICG COMMUNICATIONS, INC.

	By:	/s/ Richard E. Fish Jr. Richard E. Fish, Jr. Executive Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Settlement Agreement between Qwest and ICG.
99.2	Press Release dated October 1, 2003.